Exhibit 10.36

May 28, 1999

Howard Ervin
213 Ricardo Avenue
San Francisco, CA 94611

Dear Howard:

Cerus Corporation is pleased to offer you the position of Vice President, Legal Affairs. This letter embodies the terms of our offer of employment to you.

As Vice President, Legal Affairs, you will report directly to Stephen Isaacs, President and C.E.O. of Cerus and will have responsibilities including, but not limited to, those listed on the attached Schedule 1. You will work at our facility located in Concord. Of course, Cerus may change your responsibilities and duties and your work location from time to time as it deems necessary, provided that the responsibilities and duties are consistent with the position of Vice President, Legal Affairs and the work location is within the counties of Alameda, Contra Costa or San Francisco.

You will be paid a semi-monthly salary of $8,958.34, which calculates to an annual salary of $215,000, (the quoting of any annual salary is for illustrative purposes only). In addition, you will be eligible for the standard Cerus employee benefit plan which includes employer subsidized medical, dental and vision premiums, long term disability, life insurance, a 401(k) plan, and, upon meeting eligibility requirements, participation in Cerus' Employee Stock Purchase Plan. The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price. You should also note that Cerus may modify salaries and benefits from time to time as it deems necessary. You will be eligible for 20 days of vacation per year. Finally, you will be eligible to participate in Cerus' 1999 bonus plan with a target bonus calculated at 15% of base salary (pro-rated to your start date).

As a Cerus employee you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct included in the Cerus Employee Handbook. You will be expected to sign and comply with a proprietary information and nondisclosure agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at Cerus and nondisclosure of proprietary information. Such agreements will not preclude you from providing occasional legal or business advice to third parties, so long as the interests of such third parties in no way conflict with the interests of Cerus and such activity does not interfere with the performance of you responsibilities and duties to Cerus. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday.

Subject to the approval of the Cerus Board of Directors or Compensation Committee, you will receive a Stock Option exercisable for 75,000 shares of common stock at an exercise price equal to the fair market value of such shares at the time of the grant as determined by the Board of Directors or Compensation Committee. The options shall vest as to one eighth of the shares six months after the vesting start date and as to one forty-eighth of the shares each month thereafter.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.

As an employee you may terminate employment at any time and for any reason whatsoever with notice to Cerus. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Cerus may terminate your employment at any time and for any reason whatsoever, with or without cause (involuntary termination). In the event of involuntary termination or termination by you for good reason (as defined below), Cerus agrees to provide you with a severance package which is equivalent to nine months of your base pay at the time of your termination. See Schedule 2 for the terms and conditions of this severance package. Termination by you for "good reason" means your resignation following any of the following changes that is not consented to by you in writing (a) reduction in your salary or eligibility for potential bonus, (b) change in your job responsibilities in a manner inconsistent with the position of Vice President, Legal Affairs, (c) change in your job location to outside of the counties stated above or (d) change in your line of reporting to other than the Chief Executive Officer or Chief Operating Officer of the Company; provided that such change is not reversed within 25 days after you have given notice to Cerus that you believe such change constitutes good reason for termination.

Should there occur any (i) involuntary termination in contemplation of a change of control (as defined below) or within 12 months following a change of control, or (ii) termination by you for good reason in contemplation of a change of control (i.e. where the change constituting good reason for termination arises in contemplation of a change of control) or within 12 months following a change of control, any stock options held by you shall, as of the date of the involuntary termination or termination for good cause immediately vest and become exercisable. As used in this agreement, "change of control" means (x) the sale by Cerus of all or substantially all of its assets, or (y) any merger, consolidation or other transaction (or series of related transactions) where the stockholders of Cerus immediately prior to such transaction(s) do not have the collective ability, immediately following such transaction(s), to elect a majority of the directors of Cerus or the surviving corporation, as the case may be. Furthermore, this mutual termination of employment arrangement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Cerus.

If you wish to accept employment at Cerus under the terms set out above, please sign and date this letter, and return it to me by Friday, May 28, 1999. If you accept our offer, your first day of employment will be Monday, June 28, 1999.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

Stephen T. Isaacs
President and C.E.O.

Approved and Accepted		Date

Howard Ervin